Exhibit 99.1

Portfolio Overview[1]
Owned properties - summary

Property Type	Design Beds	Leasing Status as of September 30, 2018	Leasing Status as of September 30, 2017	Occupancy Change	Fall 2018 Rental Rate Change	Revenue Change	Rental Revenue per Leased Bed for Academic Year[2] 2018/2019	Rental Revenue per Leased Bed for Academic Year[2] 2017/2018
2019 Same Store Owned Properties	87,403	97.0%	95.4%	1.6%	2.0%	3.6%	$ 767	$ 752
New Owned Properties[3]	6,986	97.0%	n/a	n/a	n/a	n/a	$ 888	n/a
Total - Owned Properties	94,389	97.0%	95.4%	n/a	n/a	n/a	$ 776	n/a

Note: The same store grouping presented above represents properties that will be classified as same store properties in 2019. This represents properties owned and operating for both of the entire years ended December 31, 2018 and 2019, which are not conducting or planning to conduct substantial development or redevelopment activities, and are not classified as held for sale. This same store grouping is presented for purposes of disclosing the leasing results for the 2018/2019 academic year, which will have a significant effect on our results of operations for the year ended December 31, 2019.

1. Represents leasing status for the 2018/2019 academic year as of September 30, 2018, as compared to prior academic year occupancy and rental rates as of September 30, 2017.
2. Represents average rental revenue per leased bed for the academic years presented.
3. Includes 2018 development deliveries and presale development projects.